UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2008

LiveDeal, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-24217	85-0206668
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2490 East Sunset Road, Suite 100, Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip code)

(702) 654-9646
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2008, Rajesh Navar resigned as President of LiveDeal, Inc. (the “Company”) citing his desire to spend more time with his family in India.  Mr. Navar will remain a member of the Company’s board of directors (the “Board”).

Because he will no longer be an employee of or receive employment-related compensation from the Company, Mr. Navar’s employment agreement was terminated on and as of May 13, 2008.  Other than amounts owed to Mr. Navar through such date and COBRA benefits, Mr. Navar will not receive any severance payments or other compensation from the Company in connection with his resignation as President.

Also on May 13, 2008, the Board appointed John Raven, 43, as President of the Company.  Mr. Raven’s appointment became effective immediately.  He also continues to serve as Chief Operating Officer of the Company.  There were no changes to Mr. Raven’s employment agreement or compensation package in connection with his appointment as President.

Mr. Raven has served as the Company’s Chief Operating Officer since July 2005.  He has more than 11 years of experience in the technology arena and 16 years of overall leadership experience working with companies such as Perot Systems (PER), where he worked in 2003 and managed 640 staff members, Read-Rite Corp (RDRT), where he worked from 2000 to 2003, and as Cap Gemini Ernst & Young (CAPMF), where he worked from 2000 to 2002.  Mr. Raven also served as Director of Information Technology at Viacom’s ENG Network division, where he worked from 1996 to 1999.  Mr. Raven has experience in software engineering, data and process architecture, systems development, and database management systems.  At NASA’s Jet Propulsion Laboratory, where he worked from 1993 to 1996, Mr. Raven was a team member and information systems engineer for the historic 1997 mission to Mars conducted with the Pathfinder space vehicle and the Sojourner surface rover.  Mr. Raven received a Bachelor of Science in Computer Science from the California Institute of Technology in 1991.  His certifications include Cisco Internetwork Engineer, Project Management from the Project Management Institute, Certified Project Manager from Perot Management Methodology Institute, Microsoft Certified System Engineer, and Certified Novel Engineer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIVEDEAL, INC.

Date: May 19, 2008	/s/ Gary L. Perschbacher
Gary L. Perschbacher
Chief Financial Officer